Surgery Centers of America ll, L.L.C.
                         "Physicians Helping Physicians"


July 29, 1999



Dr. David Blumfield
Bellaire SurgiCare. Inc.
6699 Chimney Rock
Houston, Texas 77081


RE:Management Agreement (Agreement") dated January 12, 1995 between Surgery Centers of America, Inc. ("SCOA ").
   and Bel1aire SurgiCare, Inc.


Dear Dr. Blumfield:

     As we have agreed, this letter will serve as written evidence of our mutual decision to terminate the above-referenced Agreement effective the 1st day of July, 1999, under paragraph .2.2 of that Agreement according to the terms and conditions of this letter .

         By this letter, SCOA acknowledges receipt of payment in full of all sums due and owing to SCOA under the Agreement, including all of its fees for services under Sections 5.1 and 5.2 of the Agreement, as well as the ten percent (10%) of cash available for distrlbution to "SCOA" Under Paragraph 5.3 of the Agreement.


     Further , in that our mutual decision to terminate the Agreement coincides with the planned acquisition of Bellaire SurgiCare by a public company, being SurgiCare Inc. , and both SurgiCare, Inc. and BeIIaire SurgiCare wish to resolve the issue of SCOA's claim to a 10% fee in such an event under Paragraph 5.3 of the Agreement all three companies have agreed that in exchange for the issuance and delivery to SCOA by SurgiCare, Inc., of 1,095,556 shares of common stock of SurgiCare Inc., SCOA will, and does hereby, release its claim to a fee under paragraph 5.3 by reason of this acquisition.

     By this letter in addition to acknowledging receipt of all of the aforesaid consideration and in consideration of the SurgiCare Inc. stock issued to SCOA herein SCOA specifically releases Bellaire SurgiCare, Inc. and its new owner, SurgiCare, Inc., of any and all liabilitywhatsoevcr under the Agreement which is in all things canceled and terminated as of the 1st day of July, 1999, provided the acquisition of Bel1aire SurgiCare by SurgiCare, Inc. , a public, does take place.


                     1930 S. Bryant. Edmond, Oklahoma 73013
                405-341-6002 800-730-7262 (SCOA) FAX 405-341-7902


Dr. David Blumfield
Page 2
July 29. 1999


     If this accurately reflects our Agreement, please sign this letter where indicated below,as well as the duplicate originals of this letter which are enclosed. Please retain one original for your file, one fore SurgiCare, Inc. and return the other to me.

                                                Very truly yours,
                                               SURGERY CENTERS OF AMERICA, INC.


                                                 /s/ Joe H. Huffmyer
                                                 -----------------------------
                                                 Joe H. Huffmyer, President


AGREED:

BELLAIRE SURGICARE, INC.

By:  /s/ David Blumfield
     -------------------------------
         David Blumfield, DPM
         President

SURGICARE, INC.

By:  /s/ David Blumfield
     -------------------------------
         David Blumfield, DPM
         President












                     1930 S. Bryant. Edmond, Oklahoma 73013
                405-341-6002 800-730-7262 (SCOA) FAX 405-341-7902